UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2025 (September 24, 2025)

Audax Private Credit Fund, LLC

(Exact name of Registrant as specified in Its Charter)

Delaware	000-56739	99-4488204
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 Park Avenue New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 703-2700

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

On September 1, 2025, Audax Private Credit Fund, LLC (the “Fund”) sold limited liability company interest (the “Shares”). The purchase price per share and number of Shares issued was finalized on September 24, 2025. The purchase price per share was equal to $25.360. The following table details the Shares sold:

Date of Issuance	Common Shares Issued	Total Consideration (in millions)
September 1, 2025	768,927.445	$19.5

The sale of Shares was made pursuant to subscription agreements entered into by the Fund and its investors. The issuance of the Shares is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D or Regulation S thereunder, as applicable. The Fund relied upon representations from the shareholders in the subscription agreements that each shareholder was either (i) an accredited investor as defined in Regulation D under the Securities Act or (ii) not a “U.S. person” as defined in Regulation S under the Securities Act.

Item 8.01. Other Events.

Net Asset Value

The net asset value (“NAV”) per share as of August 31, 2025, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV per share as of August 31, 2025
Common Shares	$25.360

As of August 31, 2025, the Fund’s aggregate NAV was $402.7 million, the fair value of its investment portfolio was $707.8 million and it had principal debt outstanding of $337.4 million, resulting in a debt-to-equity ratio of approximately 0.84x.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Audax Private Credit Fund, LLC

Date: September 26, 2025	By:	/s/ Grant Bokerman
	Name:	Grant Bokerman
	Title:	Secretary